As filed with the Securities and Exchange Commission on March 14, 2002
Registration No. 333-84186

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

AMENDMENT NO. 1

TO
FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

UNITED STATES MARINE REPAIR, INC.

(Exact Name of Registrant as specified in its charter)

Delaware	3730	52-2065604
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code No.)	(I.R.S. Employer Identification No.)

750 West Berkley Avenue, Norfolk, Virginia 23523, (757) 494-4000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Alexander J. Krekich

Chief Executive Officer
750 West Berkley Avenue, Norfolk, Virginia 23523, (757) 494-4000
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Scott C. Herlihy, Esq. Latham & Watkins 555 Eleventh Street, N.W., Suite 1000 Washington, D.C. 20004 (202) 637-2200	Maryann A. Waryjas, Esq. Lawrence D. Levin, Esq. Ernest W. Torain, Jr., Esq. Katten Muchin Zavis 525 West Monroe Street, Suite 1600 Chicago, IL 60661 (312) 902-5200

      Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement.

      If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box:   ☐
      If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering:  ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
      If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering:  ☐
      If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box:  ☐

      The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

EXPLANATORY NOTE

      This Amendment No. 1 is being filed solely to include a signature page which was inadvertently omitted from the Registration Statement on Form S-1 (Reg. No. 333-84186) initially filed on March 12, 2002.

PART II

INFORMATION NOT REQUIRED IN THE PROSPECTUS

Item 13.	Other Expenses of Issuance and Distribution

      Set forth below is a table of the registration fee for the Securities and Exchange Commission, the filing fee for the National Association of Securities Dealers, Inc., the listing fee for the New York Stock Exchange and estimates of all other expenses to be incurred in connection with the issuance and distribution of the securities described in the registration statement, other than underwriting discounts and commissions:

SEC registration fee		$14,720
NASD filing fee		$16,500
NYSE listing fee		*
Printing and engraving expenses		*
Legal fees and expenses		*
Accountant fees and expenses		*
Transfer agent and registrar fees		*
Miscellaneous		*

Total	$	*

*	To be completed by amendment

Item 14.     Indemnification of Directors and Officers

      We are incorporated under the laws of the State of Delaware. Reference is made to Section 102(b)(7) of the Delaware General Corporation Law, or DGCL, which enables a corporation in its original certificate of incorporation or an amendment thereto to eliminate or limit the personal liability of a director for violations of the director’s fiduciary duty, except (1) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) pursuant to Section 174 of the DGCL, which provides for liability of directors for unlawful payments of dividends of unlawful stock purchase or redemptions or (4) for any transaction from which a director derived an improper personal benefit.

      Reference is also made to Section 145 of the DGCL, which provides that a corporation may indemnify any person, including an officer or director, who is, or is threatened to be made, party to any threatened, pending or completed legal action, suit or proceeding, whether civil, criminal, administrative or investigative, other than an action by or in the right of such corporation, by reason of the fact that such person was an officer, director, employee or agent of such corporation or is or was serving at the request of such corporation as a director, officer, employee or agent of another corporation or enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such officer, director, employee or agent acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the corporation’s best interest and, for criminal proceedings, had no reasonable cause to believe that his conduct was unlawful. A Delaware corporation may indemnify any officer or director in an action by or in the right of the corporation under the same conditions, except that no indemnification is permitted without judicial approval if the officer or director is adjudged to be liable to the corporation. Where an officer or director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses that such officer or director actually and reasonably incurred.

      Our amended and restated bylaws will provide for indemnification of the officers and directors to the full extent permitted by applicable law.

      We have a directors’ and officers’ liability insurance policy.

      The Underwriting Agreement provides for indemnification by the underwriters of the registrant and its officers and directors for certain liabilities arising under the Securities Act, or otherwise.

Item 15.     Recent Sales of Unregistered Securities

      There have been no sales of unregistered securities within the past three years.

Item 16.	Exhibits and Financial Statement Schedule

(a) Exhibits

Exhibit
No.	Description of Exhibit

1.1*	Form of Underwriting Agreement.
3.1*	Amended and Restated Certificate of Incorporation of United States Marine Repair, Inc.
3.2*	Amended and Restated Bylaws of United States Marine Repair, Inc.
4.1*	Form of stock certificate representing common stock.
4.2	Amended and Restated Credit Agreement dated as of December 8, 1999 among United States Marine Repair, Inc., various lending institutions party thereto, Credit Lyonnais, New York Branch as Administrative Agent, Citibank USA as Syndication Agent and Lehman Brothers Commercial Paper Inc. as Documentation Agent.
5.1*	Opinion of Katten Muchin Zavis as to the legality of the securities being registered (including consent).
10.1	SWM Holdings, Inc. 1998 Stock Option Plan.
10.2	2002 United States Marine Repair, Inc. Key Employee Bonus Plan.
10.3	Unites States Marine Repair, Inc. Deferred Compensation Plan.
10.4	Letter Agreement dated January 16, 2002 between United States Marine Repair, Inc. and Pacific Shipyards International concerning formation of a joint venture and other business arrangements for doing Navy work in Hawaii.
10.5	Lease between the San Diego Unified Port District and Southwest Marine, Inc., dated September 17, 1979 and all amendments thereto.
10.6	Permit No. 594 granted by the City of Los Angeles to Southwest Marine, Inc., dated October 27, 1990 and all amendments thereto.
10.7	Lease between Southwest Marine, Inc. and the City and County of San Francisco, dated December 2, 1987 and all amendments thereto.
10.8	Lease between Southwest Marine, Inc. and the City and County of San Francisco, dated June 14, 1994 and all amendments thereto.
10.9	Lease by and between Braswell Services Group, Inc. and Southwest Marine, Inc., dated October 24, 1995 and all amendments thereto.
10.10	Agreement between Norfolk Shipbuilding & Drydock Corporation and Local No. 684 of the International Brotherhood of Boilermakers, Iron Ship Builders, Blacksmiths, Forgers and Helpers, AFL-CIO, and its Local Lodge 684 dated February 9, 2001.
10.11	Collective Bargaining Agreement between San Francisco Drydock, Inc. and the Metal Trades Department of the AFL-CIO, the Pacific Coast Metal Trades District Council, the Bay Cities Metal Trades Council and the International Unions Signatory Hereto, dated July 1, 2000.
10.12	Form of Management Agreement between Southwest Marine, Inc. and TC Group, L.L.C., dated November 25, 1997.
21.1	Subsidiaries of United States Marine Repair, Inc.

Exhibit
No.	Description of Exhibit

23.1	Consent of Ernst & Young LLP.
23.2*	Consent of Katten Muchin Zavis (included in Exhibit 5.1).
24.1	Power of Attorney (included in signature pages).

* To be filed by Amendment.

(b) Financial Statement Schedules:

Report of Ernst & Young LLP, Independent Auditors, on Schedule

Board of Directors

United States Marine Repair, Inc.

      We have audited the consolidated financial statements of United States Marine Repair, Inc. as of December 31, 2000 and 2001, and for each of the three years in the period ended December 31, 2001, and have issued our report thereon dated March 1, 2002 included elsewhere in this Registration Statement. Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company’s management. Our responsibility is to express an opinion based on our audit.

      In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

/s/ ERNST & YOUNG LLP

March 1, 2002

McLean, VA

      The following schedule shows information on our valuation and qualifying accounts:

Schedule II:

		Additions
	Balance at
	Beginning of	Charged to	Charged to	Deductions/		Balance at
Description	Period	Costs & Expenses	Other Accounts	Payments		End of Period

Year Ended December 31, 1999:
Reserve for remediation and compliance costs	$3,950	$—	$—	$413	(2)	$3,537
Allowance for disallowed costs	2,005	—	966	779	(2)	2,192
Allowance for doubtful accounts	329	81	42	—		452

Total	$6,284	$81	$1,008	$1,192		$6,181

Year Ended December 31, 2000:
Reserve for remediation and compliance costs	$3,537	$—	$—	$379	(2)	$3,158
Allowance for disallowed costs	2,192	—	—	80	(2)	2,112
Allowance for doubtful accounts	452	719	—	—		1,171

Total	$6,181	$719	$—	$459		$6,441

		Additions
	Balance at
	Beginning of	Charged to	Charged to	Deductions/		Balance at
Description	Period	Costs & Expenses	Other Accounts	Payments		End of Period

Year Ended December 31, 2001:
Reserve for remediation and compliance costs	$3,158	$1,473	$—	$1,748	(2)	$2,883
Allowance for disallowed costs	2,112	—	—	1,362	(1)	750
Allowance for doubtful accounts	1,171	61	—	747	(1)	485

Total	$6,441	$1,534	$—	$3,857		$4,118

(1) Uncollectible accounts written off, net of recoveries

(2) Payments made against reserves

     Remaining schedules have been omitted because the information required to be shown in the schedules is not applicable or is included elsewhere in our financial statements or accompanying notes.

Item 17.     Undertakings

      Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issues.

      The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      The undersigned Registrant hereby undertakes to provide to the underwriters at the closing specified in the Underwriting Agreement, certificates in such denomination and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

SIGNATURES

      Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Norfolk, State of Virginia on March 11, 2002.

UNITED STATES MARINE REPAIR, INC.

By:	/s/ ALEXANDER J. KREKICH

Alexander J. Krekich
Chief Executive Officer

POWER OF ATTORNEY

      Each person whose signature appears below authorizes Alexander J. Krekich as his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, to execute in his name and on his behalf, in any and all capacities, this Registrant’s registration statement on Form S-1 relating to the common stock and any amendments thereto (and any additional registration statement related thereto permitted by Rule 462(b) promulgated under the Securities Act of 1933 (and all further amendments, including post-effective amendments thereto)), necessary or advisable to enable the registrant to comply with the Securities Act of 1933, and any rules, regulations and requirements of the Securities and Exchange Commission, in respect thereof, in connection with the registration of the securities which are the subject of such registration statement, which amendments may make such changes in such registration statement as such attorney may deem appropriate, and with full power and authority to perform and do any and all acts and things whatsoever which any such attorney or substitute may deem necessary or advisable to be performed or done in connection with any or all of the above-described matters, as fully as each of the undersigned could do if personally present and acting, hereby ratifying and approving all acts of any such attorney or substitute.

      Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

/s/ ALEXANDER J. KREKICH Alexander J. Krekich	Chief Executive Officer and Director	March 11, 2002

/s/ DANIEL P. COTTER Daniel P. Cotter	Chief Financial Officer (chief financial and accounting officer)	March 11, 2002

/s/ B. EDWARD EWING B. Edward Ewing	Chairman of the Board of Directors	March 11, 2002

/s/ OLIVER C. BOILEAU, JR. Oliver C. Boileau, Jr.	Director	March 11, 2002

/s/ FRANK C. CARLUCCI Frank C. Carlucci	Director	March 11, 2002

Signature	Title	Date

/s/ WILLIAM E. CONWAY, JR. William E. Conway, Jr.	Director	March 11, 2002

/s/ ALLAN M. HOLT Allan M. Holt	Director	March 11, 2002

/s/ WILLIAM A. OWENS William A. Owens	Director	March 11, 2002

/s/ DR. TERRY A. STRAETER Dr. Terry A. Straeter	Director	March 11, 2002

/s/ RAYMOND A. WHITEMAN Raymond A. Whiteman	Director	March 11, 2002